UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   May 3, 2007

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-33133	04-2729386
(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 492-0505

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2007, Metabolix, Inc. appointed its current Chairman of the Board, Jay Kouba, Ph.D., as President and Chief Executive Officer.  Dr. Kouba is replacing James J. Barber, Ph.D., who resigned on May 3, 2007, as President, Chief Executive Officer and as a member of the Board of Directors.  Dr. Kouba is expected to serve as President and Chief Executive Officer for approximately one year.  Dr. Kouba will remain the Company’s Chairman.

Dr. Kouba, age 54, has served as Director since June 2006 and as Chairman of the Board since April 2007. Dr. Kouba has served as the president of Oniro Consulting, a strategic management consulting firm since January 2006, and has been a member of the Board of Virent Energy Systems since March 2006. Dr. Kouba was employed by by Amoco and BP for 25 years from December 1980. From January 1999 to December 2005, Dr. Kouba held several positions with BP’s Petrochemicals Segment. From August 2004 to December 2005, Dr. Kouba served as senior vice president, strategy, marketing and technology for Innovene, BP’s olefins and polymers subsidiary, and earlier in 2004, as Vice President, Sales, Marketing and Logistics. Between 1999 and 2003, Dr. Kouba was Vice President, Technology. Dr. Kouba received a B.S. in Chemistry from Stanford University, a Ph.D. in Chemistry from Harvard University and a M.B.A. from University of Chicago.

The Company entered into an Employment Agreement with Dr. Kouba which became effective on June 13, 2007.  The agreement with Dr. Kouba has a term ending on May 15, 2008.  Dr. Kouba will receive a base salary of $30,000.  Dr. Kouba will receive a grant of 83,312 options at the next regularly scheduled meeting of the Company’s Compensation Committee, which will vest and become exercisable in equal increments of 20,238 shares on each of August 1, 2007, November 1, 2007, February 1, 2008 and May 1, 2008.  On August 1, 2007, the Company’s Compensation Committee will grant Dr. Kouba an option to purchase up to 20,000 shares of the Company’s common stock that will vest and become exercisable on the date that the Executive satisfies his bonus plan, which will be mutually agreed upon by August 1, 2007.    The options will be exercisable, to the extent vested, for ten (10) years after the date of grant.  The agreement also provides that if there is a change of control of the Company, all options granted but not yet vested according to the terms of the relevant stock option agreements will immediately vest and be exercisable, subject to reduction if such benefit is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.  If Dr. Kouba is terminated without cause, all options granted but not vested will immediately vest and be exercisable, provided that Dr. Kouba signs and does not revoke a general release in a form acceptable to the Company.  Dr. Kouba has entered into the Company’s standard Employee Noncompetition, Confidentiality and Inventions Agreement.

Other than the Employment Agreement which the Company entered into with Dr. Kouba, there is no arrangement or understanding pursuant to which Dr. Kouba was selected as President and Chief Executive Officer or as Chairman of the Board and there are no family relationships between Dr. Kouba and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year and except as disclosed in the Company’s definitive proxy statement or annual report on Form 10-K, Dr. Kouba has not had any transactions or currently proposed transactions in which Dr. Kouba was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

The Company entered into a Separation Agreement with Dr. Barber which became effective on May 16, 2007, providing for (i) salary continuation at a base salary rate of $235,000 per year for a period of twelve months, (ii) a lump-sum bonus of $145,000, and (iii) other typical provisions.

A press release issued by the Company on May 3, 2007 regarding the foregoing has been previously filed as Exhibit 99.1.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

A copy of the Separation Agreement has been previously filed as Exhibit 99.2 to the Current Report on Form 8-K/A filed with the Securities Exchange Commission, or SEC, on May 22, 2007.

Item 9.01        Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Jay Kouba dated June 7, 2007 (filed herewith).

99.1	Press Release, dated May 3, 2007.*

99.2	Separation Agreement with James J. Barber dated May 3, 2007.*

* previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date: June 19, 2007	By:	/s/ Thomas G. Auchincloss, Jr.
Thomas G. Auchincloss, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with Jay Kouba dated June 7, 2007 (filed herewith).

99.1	Press Release, dated May 3, 2007.*

99.2	Separation Agreement with James J. Barber dated May 3, 2007.*

* previously filed